Exhibit 14.13
25 May 2006
Companhia Vale do Rio Doce
Avenida Graça Aranha, No. 26
20030-900 Rio de Janeiro, RJ
Brazil
Subject: Letter of Consent for Reference in Annual Report on Form 20-F
Gentlemen:
AMEC E&C Services, Inc. (AMEC) hereby consents to being named in the Annual Report on Form 20-F of Companhia Vale do Rio Doce (CVRD) and Vale Overseas Limited for the year ending December 31, 2005, and to the incorporation by reference of such Annual Report in the registration statement filed by Vale Overseas Limited and Companhia Vale do Rio Doce on Form F-3 (File n°333-110867; 333-110867-01). This consent is granted in reference to AMEC’s review of CVRD’s mineral reserves as of December 31, 2005, which was conducted in March and April 2006.
Very truly,
AMEC E&C SERVICES INC.
/s/ Larry B. Smith

Larry B. Smith
Manager, Mining & Metals Consulting
AMEC E&C Services, Inc.
780 Vista Boulevard, Suite 100
Sparks, Nevada 89434
USA
Tel       +1 775 331 2375
Fax       +1 775 331 4153
www.amec.com